EXHIBIT 99.1

Nelnet Reports Third Quarter 2010 Results

•	Base net income, excluding settlement and restructuring charges, of $1.23 per share for the third quarter of 2010
•	Payment processing and enrollment services revenue increased 17 percent
•	Servicing 2.6 million borrowers for the Department of Education
•	Repurchased 1.86 million shares of common stock year to date
•	Announces $0.49 per share dividend

LINCOLN, Neb., November 9, 2010 -- Nelnet (NYSE: NNI) today reported base net income of $60.3 million, or $1.23 per share, for the third quarter of 2010, compared with $50.2 million, or $1.01 per share, for the same quarter a year ago. For the nine months ended September 30, 2010, the company reported base net income of $175.3 million, or $3.54 per share, compared with $113.5 million, or $2.30 per share, for the same period in 2009. Base net income excludes litigation settlement and restructuring charges.

Base net income in the third quarter of 2010 includes pre-tax gains of $9.9 million, or $0.12 per share after tax, from the company's repurchase of outstanding debt and is compared with pre-tax gains of $5.2 million, or $0.07 per share after tax, from the repurchase of debt in the third quarter of 2009. In addition, base net income in the third quarter of 2009 includes pre-tax gains of $9.7 million, or $0.13 per share after tax, on the sale of federal student loans to the Department of Education (Department).

In connection with the company’s settlement agreement resolving the qui tam litigation brought by Jon H. Oberg, the company recorded a pre-tax charge of $55.0 million, or $0.70 per share after tax, for the third quarter of 2010. This charge is excluded from base net income.

“We are in a good position to continue to serve our customers well and to continue to experience long-term success with our ongoing strong operating performance,” said Mike Dunlap, Nelnet Chairman and Chief Executive Officer. “Our priorities of growing and diversifying our fee-based revenue, maximizing the value of our loan portfolio, managing our expense structure as we grow, and using our financial strength and liquidity to make the most of opportunities remain the same.”

Diversifying and increasing fee-based revenue

In the third quarter of 2010, Nelnet's fee-based revenue from the company's payment processing and enrollment services businesses increased $7.3 million, or 17 percent, to $51.0 million, compared with the same period in 2009.

In September 2009, Nelnet began servicing student loans for the Department under a contract that will increase the company's fee-based revenue as the servicing volume increases. As of September 30, 2010 and October 31, 2010, the company was servicing $21.8 billion of loans for 2.5 million borrowers and $24.9 billion of loans for 2.6 million borrowers, respectively, on behalf of the Department. In the third quarter of 2010, Nelnet reported revenue from this servicing contract of $8.7 million, compared with $6.1 million for the second quarter of 2010.

Maximizing the value of existing portfolio

At September 30, 2010, net student loan assets were $24.4 billion, excluding $2.1 billion of federal student loans classified as held for sale. The loans held for sale were sold to the Department under its Loan Purchase Program during October of 2010 and generated a pre-tax gain of $33.8 million to be recorded in the fourth quarter of 2010. This is compared with pre-tax gains of $36.6 million for loans sold to the Department in 2009, of which $9.7 million and $26.9 million were recognized in the third quarter and fourth quarter, respectively.

Substantially all of Nelnet's federal student loans are financed for the life of the loan at rates the company currently believes will generate future net cash flow in excess of $1.7 billion. Narrower spreads and historically low interest rates are continuing to provide an opportunity for the company to generate substantial near-term value and cash flow from its student loan portfolio. For the third quarter of 2010, Nelnet reported net interest income of $92.2 million, compared with $69.2 million for the same period a year ago. Net interest income includes $34.2 million and $38.8 million of fixed rate floor income and related derivative settlements for the third quarters of 2010 and 2009, respectively. If interest rates remain low, the company anticipates earning significant fixed rate floor income in future quarters as well.

The company reported core student loan spread of 1.41 percent for the third quarter of 2010, compared with 1.27 percent for the same period of 2009 and 1.54 percent for the second quarter of 2010. The decrease in core student loan spread from the second quarter of 2010 is primarily due to the widening between the three-month financial commercial paper rate (CP) and three-month LIBOR indices. Most of the company’s federal student loans are indexed to CP, and the company’s debt is indexed to LIBOR; therefore, disparity between these indices has a negative impact on the company’s interest income.

Managing operating expenses

Operating expenses, excluding litigation settlement charges of $55 million, decreased to $105.3 million, or $2.9 million, for the three months ended September 30, 2010, from $108.2 million for the three months ended June 30, 2010.

Repurchasing common stock

During the three-month period ended September 30, 2010, Nelnet repurchased and retired 1,184,261 shares of Class A common stock, under the company’s stock repurchase program, for $26.6 million, or an average price of $22.47 per share. During the first nine months of 2010, the company repurchased 1,860,640 shares of Class A common stock for $39.7 million, or an average price of $21.32 per share.

GAAP net income

Nelnet reported a GAAP net loss for the third quarter of 2010 of $0.4 million, or $0.01 per share, compared with GAAP net income of $46.4 million, or $0.93 per dilutive share, for the third quarter of 2009. For the nine months ended September 30, 2010, the company reported GAAP net income of $103.9 million, or $2.08 per dilutive share, compared with $80.1 million, or $1.60 per dilutive share, for the same period in 2009.

While base net income is not a substitute for reported results under GAAP, base net income is the primary financial performance measure used by management to develop financial plans, allocate resources, track results, evaluate performance, establish corporate performance targets, and determine incentive compensation. The company utilizes base net income in operating its business because base net income permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the company's performance that arises from certain items that are primarily affected by factors beyond the control of management.

A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/results.cfm.

Board of Directors declares dividend

The Nelnet Board of Directors declared a fourth-quarter cash dividend on its outstanding shares of Class A common stock and Class B common stock of $0.49 per share.  The dividend consists of a quarterly dividend of $0.07 per share, and an additional $0.42 per share representing $0.07 per share for each of the six quarters in 2008 and 2009 during which the Company had suspended dividend payments to preserve capital during a volatile period in the market. Nelnet currently anticipates paying a quarterly dividend of $0.07 per share in future periods.

The dividend will be paid on December 15, 2010, to shareholders of record at the close of business on December 1, 2010. Nelnet currently has 36.8 million shares of Class A common stock and 11.5 million shares of Class B common stock outstanding.

Nelnet will host a conference call to discuss this earnings release at 11:00 a.m. (Eastern) Wednesday, November 10, 2010. To access the call live, participants in the United States and Canada should dial 877.303.9101, and international callers should dial 760.666.4786 at least 15 minutes prior to the call. A live audio webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through November 20, 2010. To access the replay via telephone within the United States and Canada, callers should dial 800.642.1687. International callers should dial 706.645.9291. All callers accessing the replay will need to use the confirmation code 21234477. A replay of the audio webcast will also be available at www.nelnetinvestors.com.

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release, and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements.  Such risks include, among others, risks related to the company’s student loan portfolio such as interest rate basis and repricing risk and the use of derivatives to manage exposure to interest rate fluctuations; the company’s funding and liquidity requirements to satisfy asset financing needs; the company’s ability to maintain and increase volumes under its loan servicing contract with the Department to service federally-owned student loans; changes in the student loan and educational credit marketplace resulting from the implementation of or changes in applicable laws and regulations; changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions.  For more information, see the “Risk Factors” sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the third quarter of 2010.  All information in this release is as of the date of this release.  Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Operations
(Dollars in thousands, except share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2010	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$171,208	167,902	162,786	490,158	529,558
Amortization of loan premiums and deferred origination costs	(11,921)	(12,549)	(19,531)	(40,551)	(54,971)
Investment interest	1,169	1,304	1,943	3,474	8,810
Total interest income	160,456	156,657	145,198	453,081	483,397

Interest expense:
Interest on bonds and notes payable	68,243	59,243	76,016	178,345	328,600

Net interest income	92,213	97,414	69,182	274,736	154,797
Less provision for loan losses	5,500	6,200	7,500	16,700	23,000

Net interest income after provision for loan losses	86,713	91,214	61,682	258,036	131,797

Other income (expense):
Loan and guaranty servicing revenue	33,464	36,652	26,006	106,510	81,280
Tuition payment processing and campus commerce revenue	14,527	12,795	12,987	44,704	40,373
Enrollment services revenue	36,439	35,403	30,670	105,113	88,188
Software services revenue	4,624	5,499	4,600	14,467	16,424
Other income	9,432	8,496	5,846	25,188	20,298
Gain on sale of loans and debt repurchases, net	9,885	8,759	14,036	28,821	27,571
Derivative market value and foreign currency adjustments	(32,805)	(7,231)	2,826	(35,931)	(36,067)
Derivative settlements, net	(2,586)	(3,377)	4,914	(8,386)	38,807
Total other income	72,980	96,996	101,885	280,486	276,874

Operating expenses:
Salaries and benefits	41,085	40,962	36,398	122,691	113,322
Litigation settlement	55,000	—	—	55,000	—
Cost to provide enrollment services	23,709	24,111	20,323	69,845	56,208
Restructure expense	4,751	72	3,340	6,020	6,628
Other expenses	35,742	43,076	32,601	118,656	106,431
Total operating expenses	160,287	108,221	92,662	372,212	282,589

Income (loss) before income taxes	(594)	79,989	70,905	166,310	126,082

Income tax benefit (expense)	226	(29,996)	(24,501)	(62,363)	(46,020)

Net income (loss)	$(368)	49,993	46,404	103,947	80,062

Earnings (loss) per common share:

Net earnings (loss) - basic	$(0.01)	1.00	0.93	2.09	1.60

Net earnings (loss) - diluted	$(0.01)	0.99	0.93	2.08	1.60

Dividends per common share	$0.07	0.07	—	0.21	—

Weighted average shares outstanding:

Basic	48,938,333	49,735,398	49,611,423	49,460,625	49,432,165

Diluted	48,938,333	49,934,648	49,808,856	49,663,505	49,633,290

Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of	As of
	September 30,	December 31,	September 30,
	2010	2009	2009
	(unaudited)		(unaudited)

Assets:
Student loans receivable, net	$24,436,162	23,926,957	23,764,263
Student loans receivable - held for sale	2,109,440	—	1,627,794
Cash, cash equivalents, and investments (trading securities)	349,443	338,181	339,062
Restricted cash and investments	747,234	717,233	849,419
Goodwill	143,717	143,717	175,178
Intangible assets, net	43,352	53,538	59,803
Other assets	757,231	696,801	776,343
Total assets	$28,586,579	25,876,427	27,591,862

Liabilities:
Bonds and notes payable	$27,391,188	24,805,289	26,586,093
Other liabilities	350,777	286,575	277,695
Total liabilities	27,741,965	25,091,864	26,863,788

Shareholders' equity	844,614	784,563	728,074

Total liabilities and shareholders' equity	$28,586,579	25,876,427	27,591,862

Media contact: Ben Kiser, 402.458.3024

Investor contact: Phil Morgan, 402.458.3038